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                                                                     EXHIBIT 6.2

                        [LSC ASSOCIATES, LLC LETTERHEAD]

Wednesday, June 20, 2001

Mr. Ronald Mustari, President
Mr. Jerry Andrews, Vice President
Whitehall Limited, Inc.
290 Cocoanut Avenue
Sarasota, Florida 34236

     RE:  ENGAGEMENT AGREEMENT

Gentlemen:

     On the basis of previous telephone conversations and meetings between Whitehall Limited, Inc., a Florida Corporation, (hereinafter referred to as "WHI") and LSC Associates, LLC., a Texas Limited Liability Company (hereinafter referred to as "LSC") (collectively sometimes referred to as the "Parties" and individually sometimes referred to as "Each Party") as well as other discussions, initial reports submitted by WHI, and the representations that WHI has made to LSC describing WHI and its principals, present and proposed business activities, operations, financial condition and capital structure, and various agreements and documents related thereto, LSC and WHI hereby enter into the following agreement:

     Whereas LSC is engaged in business as a business consultant with an emphasis on arranging financing and pursuing business combinations for its clients, which business combinations may include an initial public offering, merger, acquisition, joint venture, financing restructuring, licensing agreement, and/or other transactions; and

     Whereas WHI desires to utilize the services of LSC pursuant to the terms of this Agreement.

     It is therefore agreed by the parties as follows:

1.   ENGAGEMENT

     WHI hereby engages and retains LSC as a Business Consultant for and on behalf of WHI and its Affiliates to perform the Services (as that term is hereinafter defined) and LSC hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such Services.

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II.  SERVICES

     A. As WHI'S Business Consultant, LSC agrees to provide the following consulting services (collectively the "Services"):

         1. Advise WHI in its negotiations with candidates who may have an interest in pursuing a form of business combination with WHI.

         2. Advise and perform consulting services regarding WHI's management in corporate finance matters, including structuring the nature, extent, and other parameters of any transaction involving a candidate(s).

         3. Conduct corporate-related due diligence concerning WHI in connection with the anticipated Services to be rendered under this Agreement.

         4. Advise WHI's management in evaluating proposals and participating in negotiations with candidate(s).

         5. Consult WHI in efforts to establish strategic relationships with individuals and entities of particular interest to it in connection with its continued business development.

         6. Provide management consulting and due diligence services specifically in completing the current Investor Package Documentation (i.e. Business Plan, Presentations, Financial Modeling, Financial Projections and Marketing Analysis) and provide ongoing editing and management of this documentation to reflect future changes in the Company and/or its business model.

     B. LSC shall devote such time and best efforts to the affairs of WHI as is reasonable and adequate to render the Services contemplated by this Agreement. LSC is not responsible for the performance of any services that may be rendered hereunder without WHI providing the necessary information in writing prior hereto, nor shall LSC include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. LSC cannot guarantee results on behalf of WHI, but shall pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in WHI's needs, LSC shall notify WHI and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by WHI. It is understood that a portion of the compensation paid hereunder is being paid by WHI to have LSC remain available to advise it on transactions on an as-needed basis.

III. EXPENSES

     It is expressly agreed and understood that LSC's compensation as provided in this Agreement shall also include reimbursement of normal and reasonable out-of-pocket expenses incurred by LSC, which expenses (as described below) shall be

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     pre-approved by WHI. The expenses described in this paragraph shall be reimbursed by WHI independent of any fees described in the section below titled, "COMPENSATION".

     A. "Normal and reasonable out-of-pocket expenses" shall include but are not limited to: accounting, long distance communication, express mail, outside consultants, travel (including: travel, hotel lodging and meals, transportation, etc.), and other costs involved in the performance of LSC's Services under this Agreement.

     B. WHI acknowledges that it may be necessary to hire certain professionals on a temporary or contract basis and WHI agrees that it may be necessary to pay those professionals separately from this Agreement at agreed upon rates. The current market value of those services may range from $500 to $1,500 per day depending on the expertise needed. WHI must pre-approve the engagement of any such professionals in writing. Provided WHI has given its pre-approval, such fees are payable immediately upon the initial receipt of an invoice by WHI.

     C. WHI also agrees to pay its own and LSC's legal expenses in connection with LSC's services under this Agreement, and

     D. WHI hereby agrees to compensate LSC promptly upon receipt of an expense invoice from LSC. Whenever feasible, LSC will request advance payment of approved expenses. The reimbursement for expenses shall not be subject to any maximum allocation, and shall be fully reimbursed.

     E. LSC shall not incur any expenses without WHI's prior written consent, which consent shall not unreasonably be withheld.

IV.  COMPENSATION

     In consideration for the Services, WHI agrees that LSC shall be entitled to compensation as follows:

     A.   Retainer and Advisory Fees

          1. For market positioning, corporate governance, strategic planning and other business consulting work to be accomplished, WHI shall pay to LSC, in advance, a retainer of four thousand ($4,000) dollars. The retainer shall be due and payable upon execution of the Agreement.

          2. LSC shall bill WHI at a rate of two hundred and twenty-five ($225.00) dollars per hour for advisory services provided as specified in this Agreement.

          3. The Advisory Fees are exclusive of other compensation and reimbursable pre-approved expenses as provided in this Agreement.

     B.   Private Placement Memorandum

          1. WHI shall pay to LSC, in advance, an advisory fee of fifteen thousand ($15,000) dollars for the creation and production of a Private



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              Placement Memorandum (PPM). LSC shall provide 50 completed PPMs to
              WHI. LSC shall incur all printing and production costs associated with the creation of the PPMs.

C. Success Fee

          1. Upon the successful completion of a joint venture partnership for Real Estate Development between WHI and a candidate introduced to WHI by any of the entities, affiliations, or persons LSC, its employees or former employees, agents, representatives, advisors, or consultants introduces to WHI and/or its Affiliates, WHI will pay a finder's fee in cash equal to five percent (5%) of the total gross equity proceeds of value of such transaction.

          2. Upon the successful completion of a joint venture partnership for Real Estate Development between WHI and a candidate introduced to WHI by any of the entities, affiliation, or persons LSC, its employees or former employees, agents, representatives, advisors, or consultants introduces to WHI and/or its Affiliates, 178,920 of WHI's issued and outstanding equity securities shall be issued to LSC.

          3. Once exercised, the shares issued under this Section shall be deemed fully earned and shall have all the same rights and all the same anti-dilutive provisions as the "Founder's Securities" held by the original shareholders.

          4. LSC shall have "Piggyback Registration Rights" to register the shares as part of any registration filing by WHI and/or its successors and assigns.

          5. If required by applicable law, or at the election of LSC, the Success Fees will be deemed to have been earned by and paid in a timely manner to a placement agent selected exclusively by LSC.

V.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     A. EXECUTION. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, constitute a default under any existing agreement, indenture, or other instrument to which either WHI or LSC is a party or by which either entity may be bound or affected.

     B. NON-CIRCUMVENTION. WHI hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, including avoiding payment of fees or other compensation to LSC or its affiliates in connection with any transaction involving any corporation, partnership, individual, or other entity introduced by LSC to WHI. This provision shall be liberally construed in favor of LSC and shall apply to all transactions between WHI and LSC.


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         C. TIMELY APPRISALS.  WHI shall keep LSC up to date and apprised of all business market and legal developments related to WHI and its operations and management.

            1. Accordingly, WHI shall provide LSC with copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation, private placement memoranda, key contracts, employment and consulting agreements and other operational agreements.

            2. WHI shall promptly notify LSC of the threat or filing of any suit, arbitration or administrative action, injunction, lien, claim or complaint and promptly forward a copy of all related documentation directly to LSC, or at LSC's direction, to LSC's counsel.

            3. WHI shall promptly notify LSC of all new contracts, agreements, joint ventures or filing with any state, federal or local administrative agency, including without limitation the SEC, NASD, or any state agency, and shall provide all related documents, including copies of the exact documents filed, to LSC, including, without limitation, all annual reports, quarterly reports and notices of change of events, and registration statements filed with the SEC and any state agency, directly to LSC.

            4. WHI shall also provide directly to LSC current financial statements, including balance sheets, income statements, cash flows, and all other documents provided or generated by WHI in the normal course of its business and requested by LSC from time to time.

            5. LSC shall keep all documents and information confidential as described in the section below titled, "CONFIDENTIAL DATA".

         D. CORPORATE AUTHORITY. Both WHI and LSC have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.

         E. AUTHORIZED SIGNATURES. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

         F. COOPERATION. WHI will cooperate with LSC, and will promptly provide LSC with all pertinent materials and requested information in order for LSC to perform its Services pursuant to this Agreement.

         G. SERVICES PROVIDED. WHI acknowledges and understands that LSC is neither a broker/dealer nor a Registered Investment Advisor.

         H. PROPER NOTIFICATION OF MATERIAL OCCURRENCES. Until the proper termination of this engagement (as outlined in the section below titled, "TERM AND TERMINATION"), WHI will notify LSC promptly of the occurrence of any event, which might materially affect the condition (financial or otherwise) or prospects of WHI.

     VI. TERM AND TERMINATION

         A. This Agreement shall be effective upon its execution and shall remain in effect for a period of one (1) year unless otherwise terminated as provided in this Section VI.



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     B.   WHI shall have the right to terminate LSC's engagement hereunder by furnishing LSC at least thirty (30) days' advance written notice of such termination. Upon receipt of such written notice, this Agreement will then terminate on the last day of the next full calendar month following the receipt of notice.

     C. Notwithstanding the foregoing, no termination of this Agreement WHI shall in any way affect LSC's right to receive:

          1.   reimbursement for billed, accrued and/or unbilled disbursements.

          2. fees which have been earned by LSC through the effective date of termination.

VII.      CONFIDENTIAL DATA

          A. Except for its employees, agents and independent contractors, LSC shall not divulge to others, any trade secret of confidential information, knowledge, or data concerning or pertaining to the business affairs of WHI, obtained by LSC as a result of its engagement hereunder, unless authorized, in writing by WHI.

          B. Except for its employees, agents and independent contractors, WHI shall not divulge to others, trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of LSC, obtained by WHI as a result of its engagement hereunder, unless authorized, in writing by LSC.

          C. LSC shall not be required in the performance of its duties to divulge to WHI or any officer, director, agent or employees of WHI, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of WHI) which LSC may have or be able to obtain otherwise than as a result of the relationship established by this Agreement.

VIII.     OTHER MATERIAL TERMS AND CONDITIONS

          A. CONSEQUENTIAL DAMAGES. Except as expressly provided herein, LSC shall not, by reason of the termination of this Agreement or otherwise, be liable to WHI for any special, incidental, consequential or punitive damages such as, but not limited to, expenditures, investments or commitments made in connection with the efforts by WHI to acquire another entity or sell all or a portion of its equity to another entity.

          B. PROVISIONS. Neither termination nor completion of this Agreement shall affect the provisions of this Agreement, and the Indemnification Provisions that are incorporated herein, both of which shall survive this Agreement and remain operative and in full force and effect.

          C. ADDITIONAL INSTRUCTIONS. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.



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D.   ENTIRE AGREEMENT. Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written and oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreements or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties, or covenants other than those set forth herein.

E. LAWS OF THE STATE OF ILLINOIS. This Agreement shall be deemed to made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Illinois. In the event of controversy arising out the interpretation, construction, performances, or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue of the District or County Court of Cook County, Illinois.

F. SUCCESSORS AND ASSIGNS. The benefits of the Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that the rights and obligations of WHI under this Agreement may not be assigned or delegated without prior written consent of LSC, and any such purported assignment shall be null and void. Notwithstanding the forgoing, LSC may assign or delegate its obligations and rights under this Agreement upon five (5) days written notice, to another investment banking/business consulting firm of its choice in its sole discretion.

G. ORIGINALS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same Agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

H. ADDRESSES OF PARTIES. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

I. MODIFICATION OR WAIVER. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

J. ATTORNEY'S FEES. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party's attorney's fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As

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     used in this Agreement attorney's fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorney's performing such services.

K. NOTICES. All notices that are required to be or may be sent pursuant to the provisions of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.


APPROVED AND AGREED THIS 20th DAY OF JUNE, 2001.

LSC Associates, LLC.                              Whitehall Limited, Inc.

134 North LaSalle Street, Suite 720               290 Cocoanut Avenue
Chicago, IL 60025                                 Sarasota, Florida 34236
Phone: (630) 942-1905                             Phone:
Fax:   (630) 942-1972                             Fax:



/s/ JOSEPH WAGNER                                 /s/ RONALD MUSTARI
------------------------------------              ------------------------------
By: Joseph Wagner                                 By: President
Its: Director          7/5/01                     Authorized Signature

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